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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS





We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 10,000,000 shares of common stock of Hormel Foods Corporation pertaining to the Hormel Foods Corporation 2000 Stock Incentive Plan, the Hormel Foods Corporation 2000 Nonemployee Director Stock Option and Award Plan, and the Hormel Foods Corporation Nonemployee Director Deferred Stock Plan, of our reports dated November 22, 1999, with respect to the consolidated financial statements of Hormel Foods Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 30, 1999, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                                     ERNST & YOUNG LLP


Minneapolis, Minnesota
August 16, 2000